Graubard Miller

The Chrysler Building

405 Lexington Avenue

New York, N.Y. 10174-1901

(212) 818-8800

August 14, 2017

ParkerVision, Inc.

7915 Baymeadows Way, Suite 400

Jacksonville, Florida 32256

Re:ParkerVision, Inc. – At-the-Market Offering

Ladies and Gentlemen:

We have acted as counsel for ParkerVision, Inc., a Florida corporation (the “Company”), in connection with the preparation of a prospectus supplement, dated August 14, 2017 (the “Prospectus Supplement), to the Registration Statement on Form S-3 (File No. 333-214598)  (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), with respect to the sale of up to an aggregate of $4,363,000 in shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, pursuant to the Sales Agreement (the “Sales Agreement”), dated August 14, 2017, by and between the Company and FBR Capital Markets & Co. The Shares are to be sold pursuant to the Prospectus Supplement and the base prospectus included in the Registration Statement, dated November 30, 2016 (together with the Prospectus Supplement, the “Prospectus”). The Sales Agreement is being filed as an exhibit to a Current Report on Form 8-K and will be incorporated by reference into the Registration Statement.

In rendering the opinion set forth below, we have examined (a) the Prospectus and the Sales Agreement; (b) the Registration Statement and the exhibits thereto; (c) the Company’s articles of incorporation, as amended; (d) the Company’s bylaws, as amended; (e) certain records of the Company’s corporate proceedings as reflected in its minute books; and (f) such statutes, records and other documents as we have deemed relevant.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies thereof.  In addition, we have made such other examinations of law and fact as we have deemed relevant in order to form a basis for the opinions hereinafter expressed.

Based upon the foregoing and subject to the foregoing, we are of the opinion that the Shares, when sold and issued in accordance with the Prospectus Supplement and in accordance with the terms of the Sales Agreement and a Placement Notice (as defined in the Sales Agreement), against receipt of consideration therefor, will be duly authorized, validly issued, fully paid and non-assessable.

ParkerVision, Inc.

August 14, 2017

No opinion is expressed herein other than as to the law of the State of New York, the corporate law of the State of Florida and the federal law of the United States of America.

We hereby consent to the filing of this opinion with the Commission as an exhibit to a Current Report on Form 8-K (and its incorporation by reference into the Registration Statement) in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act and to the use of this Firm’s name therein and in the Prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Graubard Miller